Exhibit 10.Z

                        A.P. PHARMA, INC.

              Third Amendment to Rights Agreement
              -----------------------------------

THIS AMENDMENT TO RIGHTS AGREEMENT ("Amendment") is made as of August 18, 2006 by and between A.P. Pharma, a Delaware corporation (the "Company"), as successor in interest to Advanced Polymer Systems, Inc., a Delaware corporation (the "Predecessor") and Computershare Trust Company, N.A., as successor in interest to the First National Bank of Boston, a Massachusetts corporation (the "Rights Agent").

                            Background
                            ----------

A.	The Predecessor and the Rights Agent have entered into a
Rights Agreement, dated as of August 19, 1996 (the "Rights Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.

B.	The parties now wish to amend the Rights Agreement as set
forth below.

C.	This Amendment has been approved by the Board of Directors
of the Company and the individual members of the Board of Directors of the Company in their capacities as Continuing
Directors (as defined in the Rights Agreement).

	THE PARTIES AGREE AS FOLLOWS:

1.		Amendment of the Rights Agreement.
        a.	Section 1(k) of the Rights Agreement is hereby amended
and restated in its entirety to read as follows:
(k)	"Final Expiration Date" shall mean the Close of
Business on December 31, 2006.

        b.	All references in the Rights Agreement to "Continuing
Directors" shall be deemed references to the Board of Directors of the Company and all power and authority vested in the Continuing Directors is hereby vested in the Board of Directors of the Company.

2.	No Other Amendment.  Except as modified by this Amendment,
the Rights Agreement shall remain in full force and effect without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective when executed and delivered by the Company and the Rights Agent as provided under
Section 27 of the Rights Agreement.

3.	Effect of Amendment.  Except as and to the extent expressly
modified by this Amendment, the Rights Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

4.	Counterparts.  This Amendment may be executed in several
counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.



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		IN WITNESS WHEREOF, the parties hereto have executed
this Amendment to Rights Agreement as of the date and year first above written.


A.P. PHARMA, INC.


By:  /s/ Gordon Sangster
   ---------------------
Name:  Gordon Sangster
     -----------------
Title:  Chief Financial Officer
      -------------------------

Computershare Trust Company, N.A.,
  as Rights Agent


By:  /s/ Carol Mulvey-Eori
   ----------------------
Name:  Carol Mulvey-Eori
     --------------------
Title:  Managing Director
      -------------------